Exhibit 99.1

Nationstar Announces Interim Chief Financial Officer

DALLAS, Texas (March 22, 2017) - Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services provider, today announced that Amar R. Patel, former Nationstar Executive Vice President of Portfolio Investments, has been appointed as Executive Vice President and interim Chief Financial Officer (“CFO”). Mr. Patel’s appointment follows Robert Stiles departure from the company as Executive Vice President and CFO.

“On behalf of Nationstar, we want to thank Robert for his many contributions to the Company during his three-year tenure at Nationstar and wish him continued success,” said Jay Bray, Chairman and Chief Executive Officer of Nationstar. “Amar brings more than 20 years of industry experience and a deep understanding of our business and financials to his role as interim CFO. Given his long standing commitment to Nationstar, our shareholders and our customers, I am confident he will successfully lead the organization through a seamless transition.”

Mr. Patel initially joined Nationstar in 2006. From 2006 to 2016, Mr. Patel served in multiple roles within the company and was elected Executive Vice President of Portfolio Investments in 2011. From 1993 to 2006, Mr. Patel held various management positions at Capstead Mortgage Corporation, last serving as Senior Vice President Asset and Liability Management.

About Nationstar Mortgage Holdings Inc.
Based in Dallas, Texas, Nationstar provides quality servicing, origination and transaction based services related principally to single-family residences throughout the United States. With experience spanning more than 20 years, Nationstar is one of the largest servicers in the country. Additional corporate information is available in the Shareholder Relations section of www.mynationstar.com.

For Investor Inquiries Contact:
Megan Portacci (469) 426-3118
Shareholders@nationstarmail.com

For Media Inquiries Contact:
Kelly Ann Doherty (469) 549-3196
Mediarelations@nationstarmail.com

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